                      VALUED ADDED RESELLER (VAR) AGREEMENT

         This Agreement is made as of the 7th day of October 1998, by ImageWare Software, ("VAR"), with offices at 15373 Innovation Drive, Suite 120, San Diego, California 92128-3424 and Visionics Corporation, a corporation organized under the laws of New Jersey ("Licensor"), with offices at 1 Exchange Place, Jersey City, NJ 07302 USA.

         WHEREAS, Visionics owns or controls the rights in certain face recognition technology and products (as defined below);

         WHEREAS, VAR desires a business relationship to distribute and sell Visionics products in accordance with and subject to all of the provisions of this Agreement;

         NOW, THEREFORE, for the consideration stated in this Agreement, the parties hereby agree as follows:

                                   SECTION 1.
                                   DEFINITIONS

     The following words shall, where the context allows, have the following meanings whether such words shall appear in lower case or with the first letter of each word capitalized:

     a) "ENGINE" shall mean Visionics' face detection and recognition technology as encapsulated in the FaceIt Developer Kit.

     b) "VISIONICS' FINISHED PRODUCTS (VFP)" shall mean products built by Visionics based on the Engine and offered to VAR for resale. Current list of Visionics' Finished Products(s) that will be subject to this Agreement is given in Exhibit A, Section 1. This list can be updated and modified from time to time by written consent of both parties.

     c) "OPEN-SOURCE PRODUCTS (OSP)" shall mean VFPS that Visionics designates as Open Source by providing Preferred VARs access to the application source code for the purpose of customizing the applications to the specific needs of their customers. Current list of OSPs is given in Exhibit A, Section 2. This list can be updated from time to time by mutual written agreement of both parties.

     d) "VAR CUSTOMIZED PRODUCT (VCP)" shall mean the product which results from ImageWare's customization of the OSP, Engine or from the integration of the OSP with other value added components - example ImageWare's FaceID program (part of the C.R.I.M.E.S. product suite).

     e) "APPLICATIONS" shall be defined as product applications that the VAR is allowed to pursue subject to the terms of this Agreement. The Applications are set in Exhibit A, Section 3. This list can be updated by mutual written agreement by both parties.

     f)   "TERRITORY" shall mean the world.

     g) "TRADEMARK" shall be defined as any trademarks(s) owned by Visionics from time to time.

     h) "CUSTOMERS" shall be defined as end-user customers that VAR sells the VCP product to.

     i)   "SDK" Visionics' FaceIt software developer kit.

                                   SECTION 2.
                                GRANT OF LICENSE

2.1 For the term of this Agreement, Visionics hereby grants to VAR and VAR hereby accepts:

     a) A limited, non-exclusive license throughout the Territory to market and resell VFPs.

     b)   The right to customize the OSPs to produce a VAR Customized Product
          (VCP), provided that such customization shall be done (i) within the guidelines permitted by Visionics' SDK and the application source code for the OSPs, (ii) in order to meet specific needs of Customers.

2.2 In connection with the exercise of the rights granted in paragraph (2.1a, b) above the VAR:

     a) Acknowledges that it has no right under this current Agreement to sublicense the Engine, or the OSPs to any third party, other than as incorporated in a VAR customized product.

     b) Understands and accepts that the Engine in the form of the SDK is provided for the purpose of facilitating the customization of OSP and that the VAR does not have the right to resell the SDK or the Engine independently without prior written approval of Visionics.

     c) Can use its own tradename for the VCP provided that the VAR uses the FaceIt logo(s) and/or the expression "with FaceIt -Registered Trademark- Technology" or "Powered by FaceIt" or "with FaceIt -Registered Trademark- Face Recognition Technology" or equivalent expressions that acknowledge that the face recognition technology in the VCP is FaceIt from Visionics on where appropriate on its VCP Product packaging and advertising, splash screen etc, with all such use to inure to the benefit of Visionics or its suppliers. VAR is to provide Visionics with samples of its packaging and advertisement that mention FaceIt technology before the manufacture, sale or distribution of (whichever occurs first) of its VCP.

     d) VAR explicitly acknowledges that the grant in paragraph (2.1a,b) will not in any way be interpreted as granting ownership rights in any intellectual property associated with the ENGINE, THE VFPS OR THE OSPS. All such ownership shall remain solely with Visionics.

     e) Notwithstanding any other provisions contained in the Agreement, all intellectual property created by VAR previous to or during the course of this agreement, including but not limited to that contained in VCP, shall be owned exclusively by VAR except those reserved in paragraph (2.2d).

2.3 Notwithstanding any other provisions contained in this Agreement, Visionics and its suppliers reserve all rights not expressly granted herein to VAR.

                                   SECTION 3.
                             VISIONIC'S OBLIGATIONS

3.1 Unless the VAR has already received the SDK, Visionics shall deliver to VAR a copy of the SDK within ten (10) business days following the execution of this Agreement. The SDK will be invoiced NET 30 for the amount of $4,495 ($US) (discount rates are not applicable to SDKs).

3.2 Visionics shall deliver to VAR, within 30 days of release, the VFPs for evaluation and demonstration to Customers by VAR.

3.3 Visionics shall deliver to VAR, within 30 days of release, the application source code for the OSPs.


                                   SECTION 4.
                                VAR'S OBLIGATIONS

4.1 VAR shall, subject to the terms of this Agreement, use reasonable commercial efforts to promote, market, sell and support the VFPs and to develop and commercialize the VCPs throughout the Territory.

4.2 VAR shall cause Visionics copyright, patent and trademark notices to appear on or within each unit of the VCP Product and/or each item of packaging and promotional material as may be designated and approved by Visionics.

4.3 VAR shall keep Visionic reasonably informed regarding its marketing and business development plans relating solely to the VCPs and VFPs, to the extent that those plans include the sale of any of Visionics' products and their customizations.

4.4  VAR shall reasonably cooperate with Visionics in protecting
     Visionics' Engine, VFPs and intellectual property, at Visionics' expense, and shall promptly supply Visionics, at Visioncs' expense, with any information or materials reasonably required by Visionics. If VAR is notified in writing or becomes aware of any unauthorized use of the Engine in the Territory, VAR shall so advise Visionics. Visionics may, in its discretion, take, or elect not to take, such action as it deems advisable against any infringing party. If Visionics fails, or elects not to take action against an infringing party within 30 business days after receipt by Visionics of VAR's notice to Visionics of such unauthorized use, VAR shall have the right, at VAR's expense, to commence an action against the infringer in VAR's name and/or in Visionics' name and Visionics shall cooperate with VAR, at VAR's expense, in connection therewith. VAR shall not enter into any settlements of infringements without Visionics' consent, which shall not be unreasonably withheld.

4.5 VAR agrees to reasonably assist Visionics in protecting the distributon of the VFPs and Engine from unlawful duplication. VAR shall furnish Visionics with samples of proposed advertising, packaging and wrapping materials for the VCP Products before manufacture, sale or distribution (whichever first occurs) of the same.

                                   SECTION 5.
                               PROPRIETARY RIGHTS

5.1 Visionics or its suppliers shall own the copyright and all other rights to the Engine, and VFP, and VAR shall not challenge, or cause any third party to challenge, the rights of Visionics or its suppliers anywhere in the world.

5.2 VAR shall own the copyright and other rights to any packaging, advertising and promotional material produced by VAR for the VCP Product only to the extent that they are not derivative works of the material provided by Visionics to VAR. VAR acknowledges that is not, by virtue of this Agreement, acquiring from Visionics the right to create or utilize derivative works from the Engine or VFPs after the expiration of the term of this agreement.

                                    SECTION 6
                                 CONFIDENTIALITY

6.1 Each party acknowledges that it may be provided with information about, and during the course of this Agreement will be brought into close contact with many confidential affairs of the other Party, including proprietary information about operational methods, technical processes and other business affairs and methods, plans for future developments and other information not readily available to the public, including but not limited to source code for OSPs, user and maintenance manuals, performance curves etc, all of which are highly confidential and proprietary and all of which were developed by the parties at great effort and expense. In recognition of the foregoing, Each Party covenants and agrees:

     (a) That it will keep secret all confidential matters of the party and not disclose them to anyone outside of the receiving Party, except with the disclosing Party's prior written consent;

     (b) That it will not make use of any of such confidential matters for its own purposes or the benefit of anyone other than the disclosing Party, other than in accordance with the terms of this Agreement;
          and

     (c) That it will deliver promptly to the disclosing Party at any time the disclosing Party may so request, all confidential memoranda, notes, records, reports and other confidential documents (and all copies thereof) relating to the business of the disclosing Party, which it may then possess or have under its control.

6.2 Each Party hereto shall keep in confidence and not disclose to any third Party, without the written permission of the other party, the terms of this agreement.

6.3 This requirement of confidentiality shall not apply to information that is (a) in the public domain through no wrongful act of the receiving party; (b) rightfully received by the receiving party from a third party who is not bound by a restriction of nondisclosure;
     (c) is required to be disclosed by applicable rules and regulations of government agencies or judicial bodies; (d) was already in possession of the receiving party as of the date of the receipt of Visionics Engine, (Documented date of ImageWare's receipt of the Engine from Visionics is April 24, 1998).

6.4 This obligation of confidentiality shall survive the termination of this Agreement.

                                    SECTION 7
                               COMPETING PRODUCTS
7.1 VAR agrees to refrain from direct communication with Visionics' competitors regarding the Engine and VFPs, including but not limited to its features, performance benchmarks, user feedback, product roadmap and any other information not readily available to third party. This shall apply to information that may not be considered confidential.

                                    SECTION 8
                                  PAYMENT TERMS

8.1 VAR shall during the term of this agreement or after the term of this agreement in the instance of residual product stock, pay to Visionics royalties for each unit of the product sold in accordance with the Pricing&Royalties Schedule in Exhibit B hereof by check or wire transfer in U.S. Dollars, according to instructions given to VAR by Visionics.

8.2 VAR shall pay to Visionics Maintenance Fees and Upgrade Fees as set in Exhibit C.

     Under the terms of this Agreement, VAR is entitled to a 40% discount from Visionics Published List Prices in accordance with the Pricing&Royalties Schedule. In consideration of said discount, VAR agrees to a minimum royalty payment of $10,000 per year. The minimum royalty shall be pro-rated to a quarterly minimum payment of $2,500 and is due 30 days after the close of each quarter. The accounting period shall coincide with the fiscal accounting period.

8.3 VAR will bear all reasonable related bank charges. Any late payment will accrue interest at a rate of 1.5% per month. VAR will pay any late payment charge upon remitting the principle amount to Visionics.

8.4 Statements as to Royalties shall be sent by VAR to Visionics within 30 days following the end of each quarterly calendar period for such preceding quarterly period together with payment of Royalties, if any, shown to be due thereon.

8.5 All statements of Royalties and all other accountings rendered by VAR hereunder shall be subject to objection, stating the basis thereof, by Visionics within three (3) years after the date rendered (including after termination or expiration of this Agreement).

8.6 VAR shall maintain, at its executive offices, books of account concerning sales of the VCP Product and the VFPs. Visionics or its agent may, at Visionics' sole expense, examine VAR's books relating to sales of the VCP Products and the VFP's solely for the purpose of verifying the accuracy thereof, during VAR's normal business hours and upon reasonable written notice. Such books relating to any particular royalty statement may be examined as aforesaid only within two years after the date rendered. Visionics shall notify VAR in writing within 90 days after such examination if Visionics believes that VAR's books are not accurate. Visionics and its agents shall keep all information obtained in such examination confidential and use such information solely for the purpose of this paragraph.

8.7 Visionics may change the List Prices as defined in Exhibit C, Maintenance Fees and Upgrade Fees, in whole or in part, at any time upon no less than 90 days prior notice to VAR, subject to any binding commitment that Visionics has made to VAR, but only if Visionics generally applies such changes to its other VARs. Visionics may also increase the Product Discount, Maintenance Discount or Upgrade Discount upon no less than 30 days prior notice to VAR.

8.8 All amounts payable by VAR under this Agreement are exclusive of any tax, levy or similar governmental charge that may be assessed by any jurisdiction, whether based on gross revenue, the delivery, possession or use of the VARs product, the execution or performance of this Agreement or otherwise, except for net income, net worth or franchise taxes assessed on VAR outside of the Territory. If, under the laws of the Territory, VAR is required to withhold any taxes on such payments, then the amount of the payment will be automatically increased to totally offset such tax, so that the amount actually remitted to Visionics, net of all taxes, equals the amount invoiced or otherwise due. VAR promptly furnish Visionics with the official receipt of payment of these taxes to the appropriate taxing authority. VAR will pay all other taxes, levies or similar governmental charges or provide Visionics with a certificate of exemption acceptable to the taxing authority.

                                  SECTION 9
                                 MAINTENANCE

9.1 VAR shall be responsible for all technical support inquiries relating to the VFPs and VCP which originate from VARs customers within the Territory. These services include, but are not limited to: adequate technical assistance, notification of upgrades, distribution of upgrades and updates, and obtaining bug fixes from Visionics and distributing them to the Customers.

     VAR shall put together an appropriate maintenance program that it will offer for a fee to its customers.

9.2 Visionics shall provide VAR personnel with reasonable training, such technical information, current maintenance documentation, and assistance, by E-Mail or by fax, by phone at VARs telephone expense, to enable VAR to provide adequate support services to Customers.

9.3 Visionics shall provide notice of upgrades, identified problems, and technical letters to VAR in a timely fashion.

                                  SECTION 10
                               TERM OF AGREEMENT

10.1 The term of this Agreement shall commence upon the Effective Date of this Agreement and shall expire in three years. This Agreement may be renewed at Visionics' option and in writing after a performance review to be conducted no later than 6 months before the Date of Expiration of this Agreement. The obligation to pay royalty on residual product stock that uses the Engine shall survive the termination of this Agreement.

                                  SECTION 11
                                  TERMINATION

11.1 In the event that (1) VAR fails to make any royalty payments to Visionics pursuant to the terms of this Agreement, (2) bankruptcy, insolvency or reorganization proceedings, or other proceedings analogous in nature or effect, are instituted against the VAR or by the VAR with respect to itself, or (3) VAR breaches any representation or warranty made herein, Visionics may terminate this Agreement forthwith upon written notice to VAR.

11.2 VAR has the right to terminate this Agreement without cause at any time with 60 day written notice to Visionics.

11.3 Upon expiration of the term of this Agreement, all rights granted to VAR hereunder shall immediately and without further action by Visionics revert to Visionics. VAR shall not thereafter manufacture, advertise, distribute or sell VFPs; provided, however, that the VAR may sell off existing inventories of the VFPs for a period of six months, subject to all the other terms and conditions hereof. After expiration or other termination of this Agreement, VAR shall continue to pay all royalties that become due and payable hereunder.

11.4 Visionics and VAR agree that upon expiration or termination of this Agreement, neither party shall be liable to the other for any damages or expenditures, loss of profits of any kind or nature sustained or arising out of, or alleged to have been sustained or to have arisen out of such termination. The expiration or termination of this Agreement shall not, however, relieve or release either party from making payments which may be owing to the other party under the terms of this Agreement.

11.5 Upon expiration or termination of this Agreement, VAR shall immediately cease all use of Visionics' Trademarks, and will not use any trademark which is confusingly similar to any of Visionics' Trademarks.

                                  SECTION 12
                REPRESENTATIONS AND WARRANTIES/INDEMNIFICATION

12.1 Each party represents and warrants to the other that this Agreement has been duly authorized, executed and delivered by it; it has the full power and authority and is free to enter into this Agreement and to perform its obligations hereunder; this Agreement constitutes its valid and binding obligation, enforceable in accordance with its terms; and the making of this Agreement does not violate any agreement, right or obligation existing between it and any other person, firm or corporation, on the other hand.

12.2 VAR represents and warrants that any materials created or added to the VFP or OSP or the VCP Product Set by VAR or its agents, does not and will not infringe the proprietary rights of any third party including, without limitation, patents, copyrights, trade secrets, rights of privacy and other intellectual property rights. VAR further represents and warrants that the VCP Product Set will be manufactured in accordance with industry standards for similar products, to the best of its knowledge will be free of defects, and will not be harmful to the property or person of third parties. VAR will handle in a professional manner any end user or distributor inquiries or complaints regarding the VCP.

12.3 Each party shall indemnify, defend and hold harmless the other (and the other's officers, directors, and affiliated companies) from any cost or expense (including reasonable attorney's fees), whether awarded by a court of panel or arbiters or paid in settlement, payable by the indemnified party to a third party as a result of a breach by the other party to this Agreement of a representation or warranty contained in this section. The party who would be entitled to indemnification shall promptly notify the other party of any such claim or proceeding and shall not settle any such claim or proceeding without the indemnifying party's prior written consent. The indemnified party shall have the right at its expense to participate in the defense thereof with counsel of its choice, provided that the indemnifying party shall have the right at all times to retain or resume control of the conduct of such defense. This indemnification obligation shall survive for two years after termination or expiration of this Agreement.

12.4 Visionics represents and warrants to VAR that the sale of the VFP and use of the Engine, OSP, and SDK to produce and sell the VCP by VAR will not infringe any copyright, patent, trade secret, or other intellectual property rights of any third party and that Visionics has the right to grant the licenses hereunder to VAR. For purposes of this section, VFP, Engine, OSP, and SDK are collectively referred to as "Licensed Products". Visionics shall indemnify, defend, and hold VAR harmless against any claim that the use of the Licensed Products in accordance with this Agreement, infringes any third-party intellectual property rights. Visionics shall have the right and responsibility to control the defense and all related settlement negotiations. Visionics shall bear all the expenses for any such defense and negotiations. If any infringement claim has occurred or is reasonably likely to occur, then Visionics shall be obligated, at VAR's option, either (i) to procure the right for VAR to continue the use of the Licensed Products; (ii) replace or modify the Licensed Products so they are noninfringing; or (iii) if neither of the foregoing options are available, to return to VAR the fees paid by VAR under this Agreement. Visionics shall reimburse VAR on a monthly basis for any and all damages and expenses incurred by VAR as a direct or indirect result of a third-party infringement claim. Visionics further represents and warrants to VAR that the Licensed Products shall be of the quality for which they were contracted, and fit for the purpose for which they were intended by VAR.

                                  SECTION 13
                           LIMITATION OF LIABILITY

13.1 Under no circumstances will either Party or related persons, be liable for any consequential, indirect, special, punitive or incidental damages or lost profits, whether foreseeable or unforeseeable, based on claims of either Party, their dealers or Customers (including, but not limited to, claims for loss or data, goodwill, use of money or use of the Engine/VFP, interruption in use or availability of data, stoppage of other work or impairment or other assets), arising out of breach or failure of express or implied warranty or condition, breach of contract, misrepresentation, negligence, strict liability in tort or otherwise. In no event will the aggregate liability which either Party or related persons may incur in any action or proceeding exceed the total amount actually paid to by either Party for the specific item that directly caused the damage. Visionics disclaims any and all liability for recommendations that Visionics may make to VAR, its dealers or Customers, with respect to third party products that Visionics may recommend. This section will not apply only when and to the extent that applicable law specifically requires liability, despite the forgoing exclusion and limitation.

13.2 VAR agrees to include an appropriate end-user license in its VCP Product Set that will hold the VAR and Visionics harmless against claims by third party. This end-user license should include explicit language to the effect that the product is sold as "AS IS". Alternatively VAR may elect to purchase product liability insurance to cover potential claims and agrees to indemnify Visionics against all third Party claims in relation to the VFPs or VCPs.

                                  SECTION 14
                           MISCELLANEOUS PROVISIONS

14.1 NO ASSIGNMENT. VAR shall not have the right to assign any of its rights of obligations hereunder.

14.2 NOTICES. All notices, statements and payments to be sent to the parties hereunder shall be addressed to the parties at the addresses set forth on the first page hereof or at such other address as the parties shall designate in writing from time to time. All notices shall be in writing and shall either be served by personal delivery (to an officer of each company), mail, or facsimile (if confirmed by mail or personal delivery of the hard copy), all charges prepaid. Except as otherwise provided herein, such notices shall be deemed given when received. Copies of all notices to Visionics should be sent to Visionics at its address set forth above attention: Dr. Joseph Atick, President.

14.3 SCOPE OF AGREEMENT AND AMENDMENT. The entire understandings between the parties hereto relating to the subject manner hereof are contained herein. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement. This Agreement cannot be changed, modified, amended or terminated except by an instrument in writing executed by both VAR and Visionics. All Schedules, which may be attached hereto, constitute a part of this Agreement and are incorporated herein by this reference.

14.4 NO WAIVER. No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any act other than those specifically referred to therein and shall not be deemed or construed to be a waiver of such terms or conditions for the future or any subsequent breach thereof.

14.5 RELATIONSHIP OF PARTIES. This Agreement does not constitute a partnership or joint venture between Visionics and VAR. Neither VAR or Visionics shall have any right, power or authority to obligate or bind the other in any manner whatsoever, except as provided for in this Agreement, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons.

14.6 APPLICABLE LAWS. This Agreement shall be governed by the laws of New Jersey applicable to contracts made and to be wholly performed therein (without regard to choice of law).

14.7 ARBITRATION. In the event of any dispute or controversy hereunder (including, without limitation, any dispute involving the existence, validity or breach of this Agreement), the parties shall submit same to arbitration privately and confidentially in New York, New York by one arbitrator mutually agreed (or, if none, appointed pursuant to the Commercial Arbitration Rules of the American Arbitration Association), subject to the arbitrator executing an appropriate confidentiality agreement. The result of any such arbitration shall be binding but shall not be made public unless necessary to confirm same after non-compliance by a party.

14.8 SEVERABILITY. If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable under the applicable laws or regulations of any jurisdiction, then either such provision will be deemed amended to conform to such laws or regulations without materially altering the intention of the parties or it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

14.9 APPROVAL AND CONSENT. Wherever the approval or consent of a party is required hereunder, such approval or consent shall not be unreasonably withheld.

14.10 NO CONFLICT OF INTEREST. The parties represent and warrant that they have full power and authority to undertake the obligations set forth in this Agreement and that they have not entered into any other agreements that would render them incapable of satisfactorily performing their obligations thereunder.

14.11 COMPLIANCE WITH LAW. The parties agree that they shall comply with all applicable laws and regulations of governmental bodies or agencies in their performance under this Agreement.

14.12 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original Agreement for all purposes and which collectively shall constitute one and the same Agreement.

      IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.


ImageWare Software.

By:  /s/ [ILLEGIBLE]
     -------------------------
Its: [ILLEGIBLE]
     ------------------------


VISIONICS CORPORATION

By:  /s/ [ILLEGIBLE]
     -------------------------
Its: Marketing Manager
     ------------------------

                                  EXHIBIT A

SECTION 1: VISIONICS FINISHED PRODUCTS (VFP)

FACEIT DB


SECTION 2: OPEN-SOURCE PRODUCTS (OSP)

FACEIT DB


SECTION 3: APPLICATIONS

UNLESS OTHERWISE AGREED TO IN WRITING BY BOTH PARTIES, THE APPLICATIONS VAR SHALL PURSUE ARE

1. LAW ENFORCEMENT, PUBLIC SAFETY, DIGITAL IMAGE AND MUGSHOT BOOKING APPLICATIONS THAT UTILIZE FACEIT DB AND CUSTOM VERSIONS OF IT ON A WORLD-WIDE BASIS.

2. U.S. FEDERAL CONTRACTS CAN BE PURSUED BY VAR ONLY WITH THE WRITTEN PERMISSION FROM VISIONICS ON A PER PROJECT BASIS.

3. VAR EXPLICITLY AGREES NOT TO CUSTOMIZE THE VFPS FOR CAMERA CONTROL APPLICATIONS IN BROADCAST AND VIDEO CONFERENCING IN GROUP ENVIRONMENT.

SECTION 4: DESCRIPTION OF IMAGEWARE'S PRODUCT SET

C.R.I.M.E.S. is an integrated suite of software products which aids law enforcement in the criminal investigative and arrest process. The C.R.I.M.E.S. modular suite consists of five programs which are able to work independent of one another. Included in the suite are: Suspect ID-Registered Trademark-, a full color, photo-realistic composite program. Crime Lab-Registered Trademark-, a photo and video image enhancement program, Vehicle ID-TM-, a vehicle identification program, Crime Capture System-TM-, a digital booking system, and Face ID-TM-, a facial recognition program.

Face ID-TM-is the program that Visionics Engine, OSPs and VFPs will be integrated with. The current published description of Face ID-TM- is the following:

Face ID is a facial recognition and retrieval program that helps officers positively identify both unknown suspects and criminals with multiple aliases. Quickly identify a suspect at the time of booking, or if caught on video by searching local, county, regional or state digital photobases. Face ID searches can be conducted with or without setting criteria filters. Identify a suspect by searching a photo-realistic suspect composite against a digital booking database. Rather than searching a large database one photo at a time. a witness can average photographs and/or composites to rapidly identify a suspect.

EXHIBIT B

                              PRICING & ROYALTIES

Prices: For each Licensed Product that VAR delivers as part of VAR's Product Set, VAR will pay Licensor the then-current list price of the Licensed Product as detailed below, less the applicable discount. This payment will be due and payable 30 days after the end of the following calendar quarter after the Licensed Product is accepted by the Customer. The current List Prices are specified below:


                             FACEIT DB PRICING SCHEDULE*


FACEIT DB SERVER
NUMBER OF RECORDS      COST FOR 1ST CPU   2ND CPU*   3RD CPU*   4TH CPU*
1-30,000                       $ 13,988    $ 6,994    $ 4,196    $ 2,098
30,000-75,000                  $ 20,988    $10,494    $ 6,296    $ 3,148
75,000-250,000                 $ 37,488    $18,744    $11,246    $ 5,623
250,000-500,000                $ 66,988    $33,494    $20,096    $10,048
500,000-1,000,000              $120,988    $60,494    $36,296    $18,148

     Server includes a license for 1 client

ADDITIONAL FACEIT CLIENTS

NUMBER OF CLIENTS    PRICE PER CLIENT
1-4                            $4,196
5-8                            $3,497
9-20                           $1,255
21-50                          $1,198

Each Additional 50             $  600

    *Prices for Multiple CPUs are based on multiple CPUs within one Server Unit

*The above pricing schedule is applicable solely for FaceIt DB (when integrated with digital imaging systems and law enforcement investigative tools. Other pricing schedules will apply when FaceIt DB (is integrated with other systems, including but not limited to applicant processing systems.

**Prices for Multiple CPUs are based on multiple CPUs within one Server Unit.

July 12, 1999
                               Agreement Modifications

     1. The royalty structure of our Agreement dated October 7th, 1998 is hereby amended to reflect a 30% discount from Visionics Published OEM Licensing Fees in accordance with the Pricing and Royalties Schedule.

     2. In consideration of the terms listed above, Imageware agrees to a minimum royalty payment in the amount of $200,000 per year, effective March 1, 1999. The minimum royalty payment shall be pro-rated to a quarterly payment of $50,000 and is due 30 days after the close of each quarter. The accounting period shall coincide with the effect date of March 1, 1999.


          /s/ [ILLEGIBLE]
          ---------------------------
          VISIONICS CORPORATION


          /s/ [ILLEGIBLE]
          ---------------------------
          IMAGEWARE